Exhibit 99.1

FOR IMMEDIATE RELEASE
FuelCell Energy and Korean-based POSCO Energy Announce Strategic Agreement to Globalize the Stationary Fuel Cell Market

•	FuelCell Energy to commence market activities for Asian market development offering entire portfolio of SureSource™ solutions

•	POSCO Energy to support existing South Korean fuel cell installations and operate local manufacturing facility

•	Parties expect to finalize detailed definitive agreements by fall 2017

DANBURY, CT - March 21, 2017 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced a memorandum of understanding with partner POSCO Energy to use an existing FuelCell Energy subsidiary to directly develop the Asian fuel cell business for the purpose of expanding Asian market opportunities. Under this agreement, FuelCell Energy will immediately commence marketing the entire suite of SureSource™ solutions in Korea as well as the broader Asian markets for the supply, recovery and storage of energy. POSCO Energy will continue to service the existing installed base of fuel cell plants in South Korea and will commit to a specified level of module purchases from FuelCell Energy to supplement its own local manufacturing for servicing their existing fleet. Definitive agreements are expected to be finalized by fall 2017 subject to completion of due diligence, regulatory approvals, and customary closing conditions.

“Offering our entire portfolio of solutions throughout Asia aligns well with our growing list of global customers as well as sizeable projects with existing customers of POSCO Energy,” said Chip Bottone, President and Chief Executive Officer FuelCell Energy. “This revised relationship is structured to rapidly grow market opportunities and enable project-level investment by third parties while leveraging the deep relationships of POSCO Energy.”

“We believe FuelCell Energy will be successful in the significant Asian utility-scale stationary fuel cell market by now directly marketing its high quality products,” said Dong Jun Yoon, President and Chief Executive Officer, POSCO Energy.

The installed fleet in South Korea consists of 18 sites, totaling more than 170 megawatts with a customer base that includes 15 of Korea’s largest utilities and independent power producers. The backlog for the underlying service agreements for these installations includes over 300 megawatts of future fuel cell module production under existing service agreements.

“We have the capabilities in place for the development, construction, operation and maintenance of fuel cell projects in Korea as we leverage our decade-plus working relationship with POSCO Energy; utilize our global monitoring and control center to remotely operate and monitor plants worldwide; continue to manage the joint purchasing from our shared global supply chain; and we helped design the production process and procured manufacturing equipment on behalf of POSCO Energy for the fuel cell manufacturing facility in South Korea,” commented Tony Rauseo, Chief Operating Officer, FuelCell Energy. “We see this as a natural evolution for growing the Asian market.”

Fuel cells are well suited for addressing the energy, environmental and economic goals of the Korean government. High population density, limited land, and scarce natural resources that lead to the importation of more than 90 percent of the fuel needed to generate power and heat requires highly efficient and affordable power that can be located near where the power is used. The virtual lack of criteria pollutants and low carbon footprint of fuel cells combined with affordable economics and minimal space needs have led to significant fuel cell adoption by Korean utilities and independent power producers. With high availability and capacity factors, fuel cell power plants make meaningful contributions to Renewable Portfolio Standard targets.

Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company's plans and expectations regarding the memorandum of understanding. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company's ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy
FuelCell Energy (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy. We design, manufacture, undertake project development, install, operate and maintain megawatt-scale fuel cell systems, serving utilities, industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage. With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader with environmentally responsible power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com Source: FuelCell Energy
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